UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: June 5, 2019

(Date of earliest event reported)

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	0-30877	77-0481679
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(Address of principal executive offices, including Zip Code)

(441) 296-6395

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	MRVL	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02	Unregistered Sales of Equity Securities.

On June 5, 2019, Marvell Technology Group Ltd. (the “Company”) issued a warrant to purchase nine million (9,000,000) (subject to adjustment in certain cases) of the Company’s common shares, $0.002 par value, at an exercise price of $22.63 per share to Arm Limited (the “Warrant”). The Warrant was issued in connection with the execution of a Collaboration Agreement between the parties dated as of June 5, 2019.

The Warrant will vest when each of the following conditions has been satisfied: (1) clearance by the Committee on Foreign Investment in the United States has been received, (2) all amounts payable by Arm Limited under (A) the Collaboration Agreement and (B) the Collaboration Agreement dated November 1, 2018 between Arm Limited and the Company, have been fully paid, and (3) the Company has achieved an aggregate total of five hundred million dollars ($500,000,000) of ARM Server Business Revenue (as defined in the Collaboration Agreement) over four consecutive fiscal quarters.

Once vested, the Warrant may be exercised at the election of Arm Limited, in whole but not in part, by the tender to the Company of a notice of exercise. On the exercise date, the Company will calculate the Net Payment Amount (as defined in the Warrant). In no event shall the Net Payment Amount exceed an aggregate value of Two Hundred and Ten Million Dollars ($210,000,000) (the “Value Cap”). To the extent that the Net Payment Amount would exceed the Value Cap then the Net Payment Amount shall equal the Value Cap, and Arm Limited shall not have any right to any additional payment or have any right to acquire any common shares pursuant to the Warrant in excess of such Value Cap. The Company, in its sole discretion, may choose to satisfy the Net Payment Amount in cash, common shares or a combination thereof. In certain instances, the Warrant will be automatically exercised.

The Warrant shall expire on the earliest to occur of (i) the date that is the seventh anniversary of the grant date; (ii) the termination of the Collaboration Agreement pursuant to certain terms thereof; or (iii) material breach by Arm Limited of the Collaboration Agreement.

The Warrant has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and was issued in reliance upon the exemptions from registration provided by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D. The Warrant agreement contained representations from the holder of the warrant to support the Company’s reasonable belief that the holder acquired the warrant for its own accounts and not with a view to distribution in violation of the Securities Act, and that the holder is an “accredited investors” as defined in Regulation D.

The foregoing summary of the Warrant does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement. A copy of the Warrant is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

On June 5, 2019, the Company issued a press release announcing that it has entered a broader strategic partnership with Arm Limited to accelerate the design and development of next-generation Marvell® ThunderX® server processor technology. A copy of the press release is furnished herewith as Exhibit 99.2 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Warrant to Purchase Common Shares of Marvell Technology Group Ltd.

99.2	Press Release dated June 5, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARVELL TECHNOLOGY GROUP LTD.

Date: June 5, 2019	By:	/s/ MITCHELL GAYNOR
Mitchell Gaynor
Chief Administration and Legal Officer
and Secretary